UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Timberlodge Steakhouse, Inc.
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         (Exact name of registrant as specified in its charter)

                        4021 Vernon Avenue South
                    St. Louis Park, Minnesota 55416
                             (612) 929-9353
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          (Address, including zip code, and telephone number,
            including, area code, of registrant's principal
                           executive offices)

                              Common Stock
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        (Title of each class of securities covered by this Form)

                                  None
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          (Titles of all other classes of securities of which
                  a duty to file reports under section
                        13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(i)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]    Rule 12h-3(b)(2)(ii)  [ ]
                                    Rule 15d-6

Approximate number of holders of record as of the certificate or notice date:

                                   1
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     Pursuant to the requirements of the Securities Exchange Act of 1934
(Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September __, 1999          By:  /s/ Theodore Abajian
                                  ------------------------------
                                  Chief Financial Officer
                                  Timberlodge Steakhouse, Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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